Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Aquestive Therapeutics, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-226399 and No. 333-251984) on Form S-8 and (No. 333-233716 and No. 333-251979) on Form S-3 of Aquestive Therapeutics, Inc. and subsidiaries (the Company) of our report dated March 9, 2021, with respect to the consolidated balance sheets of the Company as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, changes in stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements), which report appears in the December 31, 2020 annual report on Form 10-K of the Company.

Our report refers to a change in the method of accounting for leases as of January 1, 2020 due to the adoption of Accounting Standards Codification 842, Leases.

/s/ KPMG
New York, New York

March 9, 2021